Exhibit 4.2


                                [FACE OF NOTE]


      THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY"), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM. UNLESS (A) THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO AMERIPRISE FINANCIAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY NOTE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.



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                          AMERIPRISE FINANCIAL, INC.


                   7.518% JUNIOR SUBORDINATED NOTE DUE 2066


CERTIFICATE NO.:1                                                $500,000,000
CUSIP NO: 03076C AC 0


      This Note is one of a duly authorized series of Debt Securities of AMERIPRISE FINANCIAL, INC. (the "NOTES"), all issued under and pursuant to a Junior Subordinated Indenture dated as of May 5, 2006, duly executed and delivered by AMERIPRISE FINANCIAL, INC., a Delaware corporation (the "COMPANY," which term includes any successor corporation under the Indenture hereinafter referred to), and U.S. Bank National Association, a national banking association, as Trustee (the "TRUSTEE"), as supplemented by the First Supplemental Indenture thereto dated as of May 26, 2006, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. By the terms of the Indenture, the Notes are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

      The Company, for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company or its registered assigns, the principal sum of five hundred million U.S. Dollars ($500,000,000) on June 1, 2066, as increased or decreased as provided for in Schedule 1 hereto.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, Interest Payment Dates during the Fixed Rate Period:
June 1 and December 1, commencing on December 1, 2006.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, Interest Payment Dates during the Floating Rate
Period: March 1, June 1, September 1 and December 1, commencing on June 1,
2016.

      Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.



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      IN WITNESS WHEREOF, the Company has caused this Note to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.



                               AMERIPRISE FINANCIAL, INC.

                               as the Company

                               By: /s/ Arthur H. Berman
                                  -------------------------------------------
                                  Name: Arthur H. Berman
                                  Title: Senior Vice President and Treasurer

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION


      This is one of the 7.518% Junior Subordinated Notes due 2066 issued under the within mentioned Indenture.



                               U.S. BANK NATIONAL ASSOCIATION, as Trustee

                               By: /s/ Raymond S. Haverstock
                                  ------------------------------------------
                                  Name: Raymond S. Haverstock
                                  Title: Vice President

Dated: May 26, 2006



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                               [REVERSE OF NOTE]

                          AMERIPRISE FINANCIAL, INC.

                   7.518% JUNIOR SUBORDINATED NOTE DUE 2066

      To the extent that any rights or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Principal and Interest

      AMERIPRISE FINANCIAL, INC., a Delaware corporation (including any successor corporation under the Indenture hereinafter referred to, the "COMPANY"), promises to pay interest on the principal amount of this Note at the Fixed Rate from May 26, 2006 to June 1, 2016, and at the Floating Rate from June 1, 2016 to the Stated Maturity.

      Subject to Section 2.06, Section 2.07 and Section 2.08 of the First Supplemental Indenture, (a) during the Fixed Rate Period, this Note will accrue interest at a rate per annum of 7.518% of the principal amount of $1,000 per Note, payable semi-annually in arrears on June 1 and December 1 of each year (each a "FIXED RATE INTEREST PAYMENT DATE"), commencing on December 1, 2006 and (b) during the Floating Rate Period, this Note will accrue interest at a rate per annum of 3-month LIBOR plus a margin equal to 290.5 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a "FLOATING RATE INTEREST PAYMENT DATE" and together with the Fixed Rate Interest Payment Date, an "INTEREST PAYMENT DATE"), commencing on June 1, 2016. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be), as provided in the Indenture. Subject to Section 2.05(a)(iii), such interest will accrue and compound to the date that it is actually paid.

      The amount of interest on this Note payable for any Interest Payment Date during the Fixed Rate Period shall be computed (i) for any full Interest Payment Period on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month and (iii) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in the 30-day month. Floating Rate interest on this Note shall be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.

2.    Optional Deferral of Interest

      Subject to Section 2.06 and Section 2.08 of the First Supplemental Indenture, as long as no Event of Default has occurred and is continuing, and no Trigger Event has occurred and no Trigger Period caused thereby is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Notes by extending the Interest Payment Period on the Notes for a period (an "OPTIONAL EXTENSION PERIOD") not exceeding ten years, during which Optional Extension Period deferred interest on the Notes shall not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the notes; provided that no such Optional Extension Period may end on a date other than an Interest Payment Date or extend beyond the stated maturity of the Notes.

      At the end of any Optional Extension Period, the Company may settle any and all Optionally Deferred Interest with cash from any source until the date that is five years following the first Interest Payment Date as of which the Company commenced an Optional Extension Period on the Notes. Thereafter, subject to the occurrence of a Market Disruption Event, the Company must immediately and continuously use its Commercially Reasonable Efforts to sell shares of Common Stock and to use the proceeds therefrom to pay any outstanding Optionally Deferred Interest in accordance with the Alternative Coupon Satisfaction Mechanism.

      If a Trigger Event occurs after commencement of an Optional Extension Period, the Optional Extension Period will be deemed suspended for so long as the Trigger Period is continuing. Once the Trigger Period is no longer continuing, the right of the Company to optionally defer payment of interest will continue, subject to the limitations and consequences described herein.

      The first Interest Payment Date on which the Company defers the payment of any interest (whether due to an optional deferral or the occurrence of a Trigger Event) will commence an Optional Extension Period. This Optional Extension Period will not be considered terminated until the first date thereafter when all accrued and unpaid interest, together with any Compounded Interest, has been paid by the Company. An Optional Extension Period may not, under any circumstances, extend beyond the tenth anniversary of its commencement or beyond the stated maturity date of the Notes. When and if an Optional Extension Period is terminated because the Company has paid in full all accrued and unpaid interest then owed by the Company, together with any Compounded Interest thereupon, the Company may commence a new Optional Extension Period, subject to the requirements of Section 2.06, there being no limit to the number of such new Optional Extension Period that the Company may commence.

      During an Optional Extension Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in Section 3.01 of the First Supplemental Indenture.

3.    Mandatory Deferral of Interest

      Subject to Section 2.07 and Section 2.08 of the First Supplemental Indenture, if and to the extent that a Trigger Event has occurred as of any Trigger Determination Date, the Company shall defer payments of interest on the Notes beginning on the Interest Payment Date immediately following such Trigger Determination Date, thereby extending the Interest Payment Period on the Notes until (but not including) the first subsequent Interest Payment Date for which no Trigger Event has occurred as of the Trigger Determination Date applicable to such Interest Payment Date, but in any event for a period not exceeding ten years (a "TRIGGER PERIOD"), during which Trigger Period deferred interest on the Notes shall not be due and payable, except to the extent that any such payment is made using the Alternative Coupon Satisfaction Mechanism.

      By acquiring this Note or an interest herein, the Holder or beneficial owner of this Note, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity or redemption of this Note, any unpaid Mandatorily Deferred Interest in excess of 25% of the then outstanding principal amount of this Note (or the portion of this Note in which such beneficial owner holds an interest) (the "FOREGONE INTEREST") shall not be due and payable and no Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest.

      Mandatorily Deferred Interest on the Notes may only be satisfied using the Alternative Coupon Satisfaction Mechanism except upon an Event of Default, in which case such Mandatorily Deferred Interest may be satisfied without regard to the Alternative Coupon Satisfaction Mechanism. In the event that a Trigger Event is no longer continuing, subsequent interest may be paid in cash without regard to the Alternative Coupon Satisfaction Mechanism.

      During a Trigger Period, the Company shall not (and shall not permit any of its Subsidiaries to) make the payments or take any of the actions set forth in Section 3.01 of the First Supplemental Indenture.

4.    Extension Periods in General

      The Holder of this Note, and each beneficial owner of an interest in this Note, by accepting the same, agrees to and shall be bound by the deferral provisions in the Indenture, including Section 2.06, Section 2.07, and Section 2.08 of the First Supplemental Indenture.

      At the termination of any Extension Period, the Company shall pay all deferred interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates, subject to Section 2.07. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity.

      In no event shall any Extension Period, whether or not consisting of consecutive Interest Payment Periods, (i) exceed ten years, (ii) end on a date other than an Interest Payment Date or (iii) extend beyond the Stated Maturity. For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included; and (y) after the commencement of an Optional Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to
Section 2.06 of the First Supplemental Indenture and ending on the Interest Payment Date on which all interest that was deferred pursuant to such Section 2.06, including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Optional Extension Period.

5.    Method of Payment

      Interest on this Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note is registered in the Security Register at the close of business on the Regular Record Date for the payment of such interest. As long as the Notes remain in book entry form or are represented by a Global Note, the Regular Record Dates for this Note shall be the Business Day next preceding the corresponding Interest Payment Date. If the Notes are issued in definitive form, the Regular Record Dates for this Note shall be such Business Day selected by the Company that is at least one Business Day prior to the corresponding Interest Payment Date.

6.    Paying Agent and Security Registrar

      Initially, U.S. Bank National Association, the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder.

7.    Indenture

      This Note is one of a duly authorized series of the 7.518% Junior Subordinated Notes due 2066 (the "NOTES") of the Company issued under a Junior Subordinated Indenture, dated as of May 5, 2006 (the "BASE INDENTURE"), as supplemented by the First Supplemental Junior Subordinated Indenture dated May 26, 2006 (the "FIRST SUPPLEMENTAL INDENTURE" and, together with the Base Indenture, the "INDENTURE"), in each case, between the Company and U.S. Bank National Association, as trustee (the "TRUSTEE"). The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

8.    Optional Right of Redemption

      The Company may, at its option, redeem the Notes (a) in whole or in part, on or after June 1, 2016 at the Par Redemption Amount; provided that if the Notes are not redeemed in whole, at least $50 million aggregate principal amount of the Notes (excluding Notes held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption; or (b) in whole but not in part at any time at the Make-Whole Redemption Amount.

9.    No Sinking Fund.

      The Notes will not be subject to a sinking fund provision.

10.   Subordination

      The payment of principal of and interest on this Note is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Indebtedness of the Company, and this Note is issued subject to such subordination provisions contained in the Indenture. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder's attorney-in-fact for any and all such purposes.

11.   Defaults and Remedies

      The Indenture provides for Events of Default and remedies relating thereto with respect to the Notes as set forth in Article Seven of the Base Indenture as supplemented by Section 2.10 of the First Supplemental Indenture.

12.   Amendment; Supplement

      The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article Eleven of the Base Indenture, as supplemented by Section 2.16 of the First Supplemental Indenture.

13.   Restrictive Covenants

      The Indenture provides restrictive covenants with respect to the Notes as set forth in Article Twelve of the Base Indenture as supplemented by
Article III of the First Supplemental Indenture.

14.   Denomination; Transfer; Exchange

      The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes so issued are exchangeable for a like aggregate principal amount at maturity of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

      As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee, duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

15.   Persons Deemed Owners

      The registered Holder of this Note shall be treated as its owner for all purposes.

16.   Tax Treatment

      The Company agrees, and by acquiring an interest in a Note each beneficial owner of a Note agrees, to treat the Notes as indebtedness for U.S. federal income tax purposes.

17.   Defeasance

      Subject to certain conditions contained in the Indenture, the Company's obligations under the Indenture and some or all of the Notes may at any time be terminated if the Company deposits with the Trustee cash and/or U.S. Government Obligations sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Notes to Stated Maturity.

18.   No Recourse Against Others

      No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

19.   Authentication

      This Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Note.

20.   Governing Law

      The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.